EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED CERTIFIED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 under the Securities Act of 1933 of Petrogress, Inc. covering the Petrogress, Inc. Consulting Agreement of our Report of Independent Registered Public Accounting Firm dated March 3 1, 2017 related to the consolidated balance sheets of Petrogress, Inc. and Subsidiaries as of December 3 1, 2016 and 2015 and the related statements of net income, changes in stockholders' equity and cash flows for the each of the years ended December 3 1, 2016 and 2015, respectively, which report appears in the 2016 Annual Report on Form 10-K and Form 10-K/A of Petrogress, Inc.

/s/ David S. Friedkin CPA David S. Friedkin, CPA
River Vale, New Jersey August 31, 2017